Exhibit 3

Lock-Up Agreement

LOCK-UP AGREEMENT

This Lock-up Agreement (this “Agreement”) is made effective as of October 21, 2019 (the “Effective Date”) by and between Wade Fredrickson (“Shareholder”) and NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”). Shareholder and the Company are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings given to them in the Stock Sale Agreement (as defined below).

Recitals

Whereas, Shareholder and certain purchasers desire to enter into that certain Stock Sale Agreement of even date herewith (the “Stock Sale Agreement”) pursuant to which Shareholder will sell shares of the Company’s common stock to certain purchasers (the “Purchasers”);

Whereas, following the completion of the Closing of the Stock Sale Agreement, Shareholder will beneficially own 2,113,459 shares of the Company’s common stock (the “Retained Shares”); and

Whereas, as a material inducement and a condition to the transactions contemplated by the Stock Sale Agreement, the Company and the Purchasers have requested that the Company and Shareholder enter into this Agreement.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                  Restrictions on Transfer.

(a)               Lock-up. Shareholder hereby agrees that Shareholder will not, subject to the exceptions set forth in this Agreement, during the period commencing on the Effective Date and ending on eighteen (18) month anniversary of the Effective Date (the “Lock-up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s common stock (including, for clarity, any of the Retained Shares), or any securities convertible into or exercisable or exchangeable for the Company’s common stock, including without limitation, such other securities which may be deemed to be beneficially owned by Shareholder (or any interest therein, including without limitation, any transfer of Shareholder’s equity interests) in accordance with the rules and regulations of the SEC (collectively, the “Lock-up Securities”) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of the Company’s common stock or such other securities, whether any such transaction described in clause (i) or (ii) of this Section 1(a) (each, a “Transfer”) is to be settled by delivery of shares of the Company’s common stock or such other securities, in cash or otherwise. As used in this Agreement, “beneficially own” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as the same may be amended (the “Exchange Act”).

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(b)              Legends/Stop Orders. Shareholder acknowledges and agrees that the Company shall be entitled to place legends on the certificates or book entry account representing any of the Lock-up Securities and/or stop orders with the transfer agent of the Company with respect to any of the Lock-up Securities. Upon the release of any of the Lock-up Securities from this Agreement, the Company will reasonably cooperate with Shareholder to facilitate the timely preparation and delivery of certificates or evidence of the book entry account representing the Lock-up Securities without such restrictive legend described above or the withdrawal of any stop transfer instructions. Shareholder acknowledges and agrees that the Company may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or book entry account or other documents or instruments evidencing ownership of the Lock-up Securities:

THE SHARES REPRESENTED BY THIS CERTIFICATE/BOOK ENTRY ACCOUNT ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

(c)               Additional Acknowledgments. Shareholder understands that each of the Purchasers and the Company is relying upon this Agreement in proceeding toward consummation of the transactions contemplated by the Stock Sale Agreement. Shareholder further understands that this Agreement is irrevocable. An attempted transfer in violation of this Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement, and will not be recorded on the stock transfer books of the Company. Shareholder acknowledges and agrees that any underwriter of the Company’s securities during the Lock-Up Period is entitled to rely on Shareholder’s covenants contained in this Agreement and is an intended third party beneficiary of the terms and conditions of this Agreement.

2.                  Exceptions to lock-up. Notwithstanding the provisions of Section 1(a), during the Lock-Up Period, Shareholder may Transfer all or a portion of the Locked-Up Shares:

(a)               To the Purchasers at each Closing (as defined in the Stock Sale Agreement) pursuant to the terms and conditions of the Stock Sale Agreement;

(b)              As a bona fide gift or gifts, provided that the donee or donees thereof agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the terms and conditions of this Agreement;

(c)               To any trust for the direct or indirect benefit of Shareholder or an immediate family member of Shareholder, provided that the trustee of the trust agrees in writing, in form and substance reasonably satisfactory to the Company, to be bound by the terms and conditions of this Agreement;

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(d)              To Shareholder’s affiliates (including, if applicable, commonly controlled or managed investment funds) provided that such affiliate(s) agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the terms and conditions of this Agreement;

(e)               Pursuant to a tender or exchange offer publicly recommended by the Company’s board of directors;

(f)                Pursuant to a merger, stock sale, consolidation or other transaction publicly recommended by the Company’s board of directors;

(g)               By will or other testamentary document or by intestacy;

(h)              Commencing six (6) months after the Effective Date, to any third party or parties, including a disposition for value, provided that such third party or parties agree(s) in writing, in form and substance reasonably satisfactory to the Company, to be bound by the terms and conditions of this Agreement, and provided further that each such third party or parties shall be deemed not to be an underwriter of the Locked-Up Shares so sold within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”);

(i)                 Commencing six (6) months after the Effective Date, to any third party in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(4) thereof, an amount of the Locked-Up Shares equal to or less than 1% of the average weekly reported volume of trading of the Company’s common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; and/or

(j)                Pursuant to and to the extent the Company grants an exception to the lock-up provisions of any other person subject to a lock-up agreement with it, the Company shall provide a substantially similar exception to Shareholder hereunder; and/or

For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin, “affiliate” shall mean, as applied to any entity, any other entity directly or indirectly controlling, controlled by, or under direct or indirect common control with, such entity (for purposes hereof, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise), and “person” shall mean any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

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3.                  Standstill.

(a)               Current Holdings. Shareholder hereby represents and warrants that, as of the date hereof, Shareholder does not have, directly or indirectly, beneficial ownership of securities, or rights or options to own, acquire or vote any such securities (through purchase, exchange, conversion or otherwise), of the Company, other than the Retained Shares.

(b)              Standstill Restrictions. During the Lock-up Period, except as specifically permitted under an executed definitive agreement entered into between Shareholder and the Company, Shareholder will not, and will cause each of his affiliates and his and their respective representatives and any other agents acting on its or their behalf, or other persons or entities acting in concert with Shareholder or his affiliates, not to, directly or indirectly, (i) make, effect or commence any tender or exchange offer, merger or other business combination involving the Company, (ii) commence or complete, or propose to commence or complete, any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, (iii) make, or in any way participate in, any “solicitation” of proxies to vote or consent, or seek to advise or influence any person with respect to the voting of, any securities of the Company (all within the meaning of Section 14 of the Exchange Act), (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to, or otherwise act in concert with any person in respect of, any securities of the Company, (v) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, the Board of Directors of the Company or policies of the Company, (vi) negotiate with or provide any information to any person with respect to, or make any statement or proposal to any person with respect to, or make any public announcement or proposal or offer whatsoever with respect to, or act as a financing source for or otherwise invest in any other persons in connection with, or otherwise solicit, seek or offer to effect any transactions or actions described in the foregoing clauses (i) through (vi), or make any other proposal inconsistent with the terms of this Agreement or that otherwise could reasonably be expected to result in a public announcement regarding any such transactions or actions, (vii) advise, assist, or encourage any other persons in connection with any of the foregoing; or (viii) make any statement or proposal to the Board of Directors of the Company, any of the Company’s representatives or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer, with respect to, or otherwise solicit, seek or offer to effect, any request or proposal to waive, terminate or amend the provisions of this Agreement, unless and until, in the case of each of the foregoing clauses (i) through (viii), Shareholder has received the prior written invitation or approval of the Board of Directors of the Company to do so or the transaction or action falls within the scope of one of the exceptions to the Lock-Up provided for in Section 2 above.

4.                  Ownership of Shares; Voting Rights. During the Lock-up Period, Shareholder shall retain all rights of ownership in the Retained Shares, including voting rights and the right to receive any dividends that may be declared in respect thereof and paid in cash or shares of the Company’s common stock (in each case, a “Dividend”). Any shares of the Company’s common stock issued to Shareholder during the Lock-up Period (a) as a Dividend (other than in connection with a stock split, whether effected directly or through a Dividend), or (b) upon reinvestment of a Dividend through the Company’s dividend reinvestment program, shall not be subject to the terms of this Agreement.

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5.                  Miscellaneous.

(a)               Further Assurances. From time to time until the expiration of the Lock-up Period, at the Company’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b)              Specific Performance. Each of the Parties agrees, recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the Parties agrees that in the event of any such breach any aggrieved Party shall be entitled to the remedy of specific performance of such covenants and agreements (without any requirement to post bond or other security and without having to prove actual damages) and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(c)               Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

(d)              Amendment and Modification. No amendment or modification or addition to this Agreement will be valid or effective unless the same is in writing and signed by each of the Parties.

(e)               Assignability; Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights or obligations of any Party hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement is intended to or shall confer upon any person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)                Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter of this Agreement, other than the Stock Sale Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and provisions of this Agreement.

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(g)               Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service); (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed; or (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4(g), or the refusal to accept the same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company to:	NeuroOne Medical Technologies Corporation 10901 Red Circle Dr., Suite 150 Minnetonka, Minnesota 55343 Attention: David A. Rosa

With copies to: If to Shareholder to: With copies to:

Honigman LLP

650 Trade Centre Way, Suite 200

Kalamazoo, Michigan 49002

Attention: Phillip D. Torrence, Esq.

Fax: 269.337.7703

Wade Fredrickson

4825 Suburban Drive

Shorewood, Minnesota 55331

Nilan Johnson Lewis PA

120 South Sixth Street, Suite 400

Minneapolis, Minnesota 55402

Attention: John C. Levy

Fax: 612.305.7501

Any such person may by notice given in accordance with this Section 4(g) to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

(h)              Titles and Captions. All Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and do not in any way define, limit, extend or describe the scope or intent of any provisions hereof.

(i)                 Further Action. The parties shall execute and deliver all documents, provide all information and take or forbear from taking all such action as may be necessary or appropriate to achieve the purposes of this Agreement. Each Party shall bear its own expenses in connection therewith.

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(j)                Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each Party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(k)              Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by creditors of any Party.

(l)                 Waiver. No failure by any Party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy available upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition.

(m)            Attorney’s Fees. If any dispute arises with respect to the enforcement, interpretation, or application of this Agreement and costs are incurred to resolve such dispute, the prevailing party in such dispute shall recover from the non-prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in such dispute.

Signatures on the Following Page

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In Witness Whereof, the Parties have executed this Agreement as of the Effective Date.

Shareholder:	The Company:

NeuroOne Medical Technologies Corporation

/s/ Wade Fredrickson	By:	/s/ Dave Rosa
Wade Fredrickson	Name:	Dave Rosa
	Title:	CEO and President

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